NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                January 11, 2005

                                                             IPIX Media Contact:
                                                                  Christine Keck
                                                                  (703) 287-7811
                                                            ckeck@sheahedges.com

                                                        AdMission Media Contact:
                                                                     Tara Thomas
                                                                  (925) 242-4021
                                                            Tara.Thomas@ipix.com

      IPIX Corporation Launches Strategic Plan for Security & Surveillance AdMission Unit Sold in Continued Streamlining of Core Business Objectives

VIENNA, Va., January 11, 2005 - As part of its overall strategy to streamline operations and focus on its core target markets, IPIX Corporation (NASDAQ:
IPIX), a premium supplier of visual intelligence technologies, announced today that it has entered into an agreement to sell its AdMission business unit to AdMission, Inc., a privately held venture capital-funded and employee-owned company. The move underscores the company's strategic plan for providing quality, high-resolution, 360-degree surveillance technologies for critical government and commercial applications.

"We are committed to leveraging our core visual intelligence technologies to meet the large and growing demand for cutting-edge surveillance and security applications," said Clara Conti, IPIX President and CEO. "With this sale, we can now devote all of our resources to the increasing adoption of IPIX patented surveillance technologies, both here in the United States and internationally."

Under the terms of the sale, AdMission, Inc. will acquire the assets of the IPIX AdMission business unit in exchange for a minority ownership interest in AdMission, Inc. IPIX will also have a seat on the AdMission, Inc. board. The closing of the transaction is subject to certain conditions and is expected to take place within 30 days.

After the execution of the asset purchase agreement, Sarah Pate resigned as Executive Vice President and General Manager of the IPIX AdMission business unit, and as an employee of IPIX Corporation, in order to lead the AdMission, Inc. team as President and CEO of AdMission, Inc.

"The AdMission business unit's market-leading technology and strong team of employees have enabled the unit to build a solid foundation for an independent new company," said Conti. "IPIX Corporation begins a new phase, with a new management team that will look to capitalize on its deep understanding, significant experience and established relationships in the security and surveillance industries as we move forward."

To further establish inroads among its key target markets, IPIX corporate headquarters will be relocated from San Ramon, California to the company's new offices in Vienna, Virginia, a suburb of Washington, D.C and a hub for the commercial and government security industry. IPIX will continue to maintain operations at its Oak Ridge, Tennessee facility. The relocation is expected to occur during the first quarter of 2005.

Paul Farmer, IPIX Corporation's Chief Financial Officer, has informed the Company that he does not plan to relocate to Virginia. Mr. Farmer has agreed to remain as CFO until a successor is named and will work closely with IPIX to identify a replacement and to facilitate the accounting, human resources and finance transition to the new executive offices in Virginia. IPIX has commenced a search for a replacement for Mr. Farmer.

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About IPIX Corporation
IPIX Corporation is a premium supplier of visual intelligence technologies for critical government and commercial security applications. IPIX patented 360-degree surveillance technology provides complete and continuous situational awareness, allowing users to see an entire 360-degree field of view simultaneously with no moving camera parts. Users can navigate within a still, live or recorded scene in all directions using digital pan-tilt-zoom. www.ipix.com

About AdMission, Inc.
AdMission, Inc. is a provider of patented, technology solutions for directional advertising publishers including newspaper classifieds, yellow pages, and online directories. AdMission is a hosted media platform that provides local advertisers with the means to create rich, visual ads showcasing their businesses, products and services, resulting in more relevant searches for consumers and qualified leads for advertisers. AdMission's powerful competitive advantage provides publishers with one of the most visual, interactive online marketing solutions available. Admission is offered as fully featured products via AdMission Classifieds(TM) and AdMission Directories(TM) or as a custom integrated solution.